Exhibit 10.43

                              EMPLOYMENT AGREEMENT


           THIS EMPLOYMENT AGREEMENT is made this 12th day of November, 1998, by and between NorthEast Optic Network, Inc., a Delaware corporation with its principal place of business in Waltham, Massachusetts (hereinafter referred to as the "Company"), and Vincent C. Bisceglia of Groton, Massachusetts, (hereinafter referred to as the "Executive").

           WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer and Chairman of the Board of Directors of the Company; and

           WHEREAS, the Executive desires to serve in the employ of the Company on a full-time basis for the period provided in this Employment Agreement (hereinafter referred to as the "Agreement") on the terms and conditions hereinafter set forth; and

           WHEREAS, to these ends the Company desires to provide the Executive with certain payments and benefits during his employment and in the event of the termination of his employment in certain circumstances; and

           WHEREAS, the Company and the Executive wish to set forth the terms and conditions under which such employment and payments and benefits will occur.

           NOW, THEREFORE, in consideration of the offer of employment by the Company and the acceptance of employment by the Executive, and the mutual promises and covenants contained herein, the Company and the Executive hereby agree as follows:

           1. Term of Agreement. a. Term. The term of this Agreement shall begin on November 5, 1998 (hereinafter referred to as the "Effective Date") and shall expire on

December 31, 2001; provided, however, that on December 31, 2001 and on each succeeding December 31 thereafter, the term of this Agreement shall automatically extend one year unless, not later than the immediately preceding July 1, either the Company or the Executive shall have given written notice that such party does not wish to extend the term of this Agreement.

           b. Expiration. Notwithstanding anything to the contrary in this
Section 1, except as to vested benefits, this Agreement and all obligations of the Company hereunder shall terminate on the earliest to occur of (i) the date of the Executive's death, (ii) thirty (30) days after the Company gives notice to the Executive that the Company is terminating the Executive's employment for reason of Total Disability or Cause; or (iii) the expiration of the then current term of the Agreement as specified in Section 1(a) above.

           2. Definitions. The following terms shall have the meanings set forth below:

           "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company.

           "Board" means the Board of Directors of the Company.

           "Cause" means any of the following events or occurrences:

           (i) Any act of material dishonesty taken by, or committed at the direction of, the Executive.

           (ii) Any illegal or unethical conduct which would impair the Executive's ability to perform his duties under this Agreement or would impair the business reputation of the Company.

           (iii) Conviction of a felony.

           (iv) The continued failure of the Executive to perform his responsibilities and duties under this Agreement in a satisfactory manner, after demand for performance has been delivered in writing to the Executive specifying the manner in which the Company believes that the Executive is not performing.

           "Change of Control" means the occurrence of any of the following events:

           (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than CMP Group, Central Maine Power Company, MaineCom Services, Northeast Utilities, Mode 1 Communications, Inc., or any affiliate or successor of such companies), is or becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of stock of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding stock eligible to vote.

           (ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the outstanding voting stock of the Company or such surviving entity immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change of Control of the Company.

           (iii) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale, lease, exchange or other disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

           "Constructive Discharge" means, so long as no Change of Control has occurred, any reduction in the Executive's annual base salary in effect as of the Effective Date of this Agreement, or as the same may be increased from time to time, other than any across-the-board base salary reduction for a group or all of the executive officers of the Company, and also means, on or after a Change of Control,

           (i) any reduction in the Executive's annual base salary in effect as of the Effective Date of this Agreement, or as the same may be increased from time to time;

           (ii) a substantial reduction in the nature or scope of the Executive's responsibilities, duties or authority from those described in
Section 3.c of this Agreement; or

           (iii) a material adverse change in the Executive's title or position.

           "Severance Benefits" means the benefits set forth in Section 5.a or 5.c of this Agreement.

           "Total Disability" means the complete and permanent inability of the Executive to perform all of his duties under this Agreement on a full-time basis for a period of at least six (6) consecutive months, as determined upon the basis of such evidence, which may include independent medical reports and data.

           3. Employment. a. Position. The Company hereby employs the Executive in the capacity of Chief Executive Officer and Chairman of the Board of Directors of the Company, and the Executive hereby agrees to become an employee of the Company in said capacity for the period beginning on the Effective Date and ending on the date on which the Executive's employment is terminated in accordance with this Agreement (the "Employment Period"). This Agreement shall not restrict in any way the right of the Company to terminate the Executive's employment at whatever time and for whatever reason it deems appropriate, nor shall it limit the right of the Executive to terminate employment at any time for whatever reason he deems appropriate.

           b. Performance. The Executive agrees that during the Employment Period he shall devote substantially all his business attention and time to the business and affairs of the Company, and use his best efforts to perform faithfully and efficiently the duties and responsibilities of the Executive under this Agreement. It is expressly understood that (i) the Executive may devote a reasonable amount of time to such industry associations and charitable and civic endeavors as shall not materially interfere with the services that the Executive is required to render under this Agreement, and (ii) the Executive may serve as a member of one or more boards of directors of companies that are not affiliated with the Company and do not compete with the Company or any of its Affiliates.

           c. Job Duties. The Executive shall have the usual duties and responsibilities of the most senior executive officer of a corporation, and shall, subject to the supervision and guidance of the Board, manage all of the business affairs and employees of the Company. Such responsibilities may be expanded and, so long as no Change of Control has occurred, may be decreased as the business needs of the Company require.

           4. Compensation and Benefits. a. During the Employment Period, the Executive shall be compensated as follows:

           (i) Salary. The Executive shall receive an annual base salary, the amount of which shall be reviewed regularly and determined from time to time, but which shall not be less than $210,000. His salary shall be payable in accordance with Company payroll practices.

           (ii) Bonus. The Executive shall be entitled to earn, at the discretion of the Board, an annual bonus in 1999 and in each calendar year thereafter, up to an amount equal to thirty-five percent (35%) of his annual base salary, by attaining such performance goals and objectives as the Board shall set, in consultation with the Executive, from time to time.

           (iii) Participation in Executive Plans. The Executive shall be entitled to participate in any and all plans and programs maintained by the Company from time to time to provide benefits for its executives, including without limitation any short-term or long-term incentive plan or program, in accordance with the terms and conditions of any such plan or program or the administrative guidelines relating thereto, as may be amended from time to time.

           (iv) Participation in Salaried Employee Plans. The Executive shall be entitled to participate in any and all plans and programs maintained by the Company from time to time to provide benefits for its salaried employees generally, including without limitation any savings and investment, stock purchase or group medical, dental, life, accident or disability insurance plan or program, subject to all eligibility requirements of general applicability, to the extent that executives are not excluded from participation therein under the terms thereof or under the terms of any executive plan or program or any approval or adoption thereof.

           (v) Other Fringe Benefits. The Executive shall be entitled to all fringe benefits generally provided by the Company at any time to its full-time salaried employees, including without limitation paid vacation, holidays and sick leave but excluding severance pay, in accordance with generally applicable Company policies with respect to such benefits.

           b. Stock Options. The Company shall grant the Executive options to purchase up to six-hundred forty-nine thousand six hundred twenty-eight (649,628) shares of the Common Stock of the Company, exercisable as hereinafter provided. To the extent possible, these options shall be considered "statutory" options under
Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code"), and shall be granted under the 1998 Stock Incentive Plan of the Company (the "Plan"). The options shall be granted as follows:

           (i) On the date five trading days after and including the date that the Executive is elected to the position of Chief Executive Officer of the Company by the Board of Directors (the date of such election being the "Election Date" and the date five trading days after and including the Election Date being the "Grant Date"), the Executive shall be granted an option (evidenced by one or more option agreements) to purchase 162,407 shares of Common Stock at an exercise price per share equal to the Market Price (as defined below). This option will become exercisable in full on the first anniversary of the Election Date provided that the Executive is actively employed by the Company on such date. The "Market Price" shall mean the average of the bid and asked price as reported on the Nasdaq National Market for each of the five trading days following the Election Date, but under no circumstances shall the Market Price be less than the fair market value of a share of Common Stock on the Grant Date.

           (ii) On the Grant Date, the Executive shall be granted a second option (evidenced by one or more option agreements) to purchase 187,593 shares of Common Stock at the Market Price. This option shall become exercisable as to
(A) 162,407 shares on the second anniversary of the Election Date and (B) 25,186 shares on the third anniversary of the Election Date, provided that the Executive is still actively employed by the Company on each such date.

           (iii) On January 1, 1999, provided that the Executive is still actively employed by the Company on such date, the Executive will be granted a third option (evidenced by one or more option agreements) to purchase 299,628 shares of Common Stock at an exercise price per share equal to the greater of $12.00 or the fair market value per share of Common Stock on such date. This option shall become exercisable as to (A) 137,221 shares on the third anniversary of the Election Date and (B) 162,407 shares on the fourth anniversary of the Election Date, provided that the Executive is still actively employed by the Company on each such date.

           Once such options become exercisable, they shall continue to be exercisable and shall not expire until the earlier of (i) the tenth anniversary of the Grant Date, or (ii) three (3) months after the Executive's termination of employment; provided, however, that if the Executive's employment is terminated by the Company for cause as defined in the Plan, any unexercised options shall be revoked and shall automatically expire on his date of termination of employment for cause as specified in Section 6 below. If the Common Stock of the Company is the subject of a stock split, dividend or recapitalization prior to the exercise of the options described herein, the number of shares and the option price shall be equitably adjusted to reflect the impact of the stock split, dividend or recapitalization. The options granted hereunder shall be non-transferable by the Executive, but if the Executive dies prior to the exercise of the options granted hereunder, such options shall be exercisable by the

Personal Representative or Executor of his Estate for a period one (1) year after his date of death, but only as to options which the Executive had the right to exercise on his date of death. The options granted hereunder shall be evidenced by standard Stock Option Agreements under the Plan.

           c. Withholding. All compensation payable under this Section 4 shall be subject to normal payroll deductions for withholding income taxes, social security taxes and the like.

           5. Severance Benefits. a. Change of Control. If, on or after a Change of Control, the Executive's employment with the Company is terminated during the Employment Period by the Company and/or any successor for any reason other than death, Total Disability or Cause, or by the Executive within twelve (12) calendar months of a Constructive Discharge, or if the Company elects not to renew or extend the Agreement at the end of the initial term or any extended term (as provided in Section 1.a. above), Severance Benefits shall be provided as follows:

           (i) The Company shall pay the Executive, in one lump sum cash payment, within sixty (60) days following the date of termination of employment as defined in Section 6 below, an amount equal to 2.99 times the Executive's then-current base salary.

           (ii) The Company shall provide the Executive with so-called COBRA medical continuation coverage paid by the Company for a period up to eighteen
(18) months, or until the Executive obtains coverage under another group medical plan with another employer, whichever occurs first.

           (iii) The Company shall pay a fee to an independent outplacement firm selected by the Executive for outplacement services in an amount equal to the actual fee for such services up to a total of $10,000.

           b. Parachute Provision. Notwithstanding the provisions of Section 5.a hereof, if, in the opinion of tax counsel selected by the Company's independent auditors,

           (i) the Severance Benefits set forth in said Section 5.a and any payments or benefits otherwise payable to the Executive would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (said Severance Benefits and other payments or benefits being hereinafter collectively referred to as "Total Payments"), and

           (ii) the aggregate present value of the Total Payments would exceed
2.99 times the Executive's base amount, as defined in Section 280G(b)(3) of the Code, then, such portion of the Severance Benefits described in Section 5.a hereof as, in the opinion of said tax counsel, constitute "parachute payments" shall be reduced as directed by tax counsel so that the aggregate present value of the Total Payments is equal to 2.99 times the Executive's base amount. The tax counsel selected pursuant to this Section 5.b may consult with tax counsel for the Executive, but shall have complete, sole and final discretion to determine which Severance Benefits shall be reduced and the amounts of the required reductions. For purposes of this Section 5.b, the Executive's base amount and the value of the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Section 280G of the Code and based upon the advice of tax counsel selected thereby.

           c. No Change of Control. If no Change of Control has occurred, and the Executive's employment with the Company is terminated during the Employment Period either (i) by the Company for any reason other than death, Total Disability or Cause, or (ii) by the Executive within six (6) calendar months of a Constructive Discharge, or if the Company elects not to renew or extend the Agreement at the end of the initial term or any extended term (as provided in Section 1.a. above), the Company shall pay the Executive, in one lump sum payment within sixty (60) days following the date of termination of employment as defined in Section 6 below, an amount equal to one (1) times the Executive's annual base salary in effect on the date immediately preceding the date of termination, or preceding the date of a Constructive Discharge attributable to a base salary reduction if applicable.

           6. Date of Termination. For purposes of this Agreement, the date of termination of the Executive's employment shall be the date notice of termination is given to the Executive by the Company and/or any successor or, in the case of a Constructive Discharge, the date set forth in a written notice given to the Company by the Executive, provided that the Executive gives such notice within twelve (12) calendar months of the Constructive Discharge in the case of a Change of Control, and within six (6) calendar months of the Constructive Discharge in other cases, and specifies therein the event constituting the Constructive Discharge.

           7. Taxes. a. Gross-Up Amounts. In the event that any portion of the Severance Benefits provided in Section 5 is subject to tax under Code ss.4999, or any successor provision thereto (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Amount") which, after payment of all federal and State income taxes thereon (assuming the Executive is at the highest marginal federal and applicable State income tax rate in effect on the date of payment of the Gross-Up Amount) and payment of any Excise Tax on the Gross-Up Amount, is equal to the Excise Tax payable by the Executive on such portion of the Severance Benefits. Any Gross-Up Amount payable hereunder shall be paid by the Company coincident with the payment of the Severance Benefits described in Section 5.a of this Agreement.

           b. Tax Withholding. All amounts payable to the Executive under this Agreement shall be subject to applicable withholding of income, wage and other taxes.

           8. Non-Competition, Confidentiality and Cooperation. a. The Executive agrees that:

           (i) During the Employment Period and for one (1) year after the termination of the Executive's employment with the Company for any reason other than a Change of Control, the Executive shall not serve as a director, officer, employee, partner or consultant or in any other capacity in any business that is a competitor of the Company, or solicit Company employees for employment or other participation in any such business, or take any other action intended to advance the interests of such business; provided, however, that this Section 8.a.(i) shall not apply after the termination of the Executive's employment if the Executive voluntarily terminates employment and is not eligible to receive a Severance Benefit under Section 5.a. or 5.c. above; and

           (ii) During and after the Executive's employment with the Company he shall not divulge or appropriate to his own use or the use of others any secret, proprietary or confidential information or knowledge pertaining to the business of the Company, or any of its Affiliates, obtained during his employment with the Company; and

           (iii) During the Employment Period he shall support the Company's interests and efforts in all regulatory, administrative, judicial or other proceedings affecting the Company and, after the termination of his employment with the Company, he shall use reasonable efforts to comply with all reasonable requests of the Company that he cooperate with the Company, whether by giving testimony or otherwise, in regulatory, administrative, judicial or other proceedings affecting the Company except any proceeding in which he may be in a position adverse to that of the Company. After the termination of employment, the Company shall reimburse the Executive for his reasonable expenses and his time, at a reasonable rate to be determined, for the Executive's cooperation with the Company in any such proceeding.

           (iv) The term "Company" as used in this Section 8 shall include the Company, CMP Group, Central Maine Power Company, MaineCom Services,

Northeast Utilities, Mode 1 Communications, Inc. or any affiliate or any successor to the business or operations of those companies, and any business entity spun-off, divested, or distributed to shareholders which shall continue the operations of such entities.

           The provisions of this Section 8 shall survive the expiration or termination of this Agreement. The Executive agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of these provisions. In the event of his failure to comply with part (i), (ii) or
(iii) of this Section 8, the Executive agrees that the Company shall have no further obligation to pay the Executive any Severance Benefits under Section 5.a. or 5.c. of this Agreement.

           9. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

           10. Assignment. This Agreement and the rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including without limitation any corporation or other entity acquiring all or substantially all of the business or assets of the Company whether by operation of law or otherwise. This Agreement and the rights of the Executive hereunder shall not be assignable by the Executive, and any assignment by the Executive shall be null and void.

           11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. The pendency of any such dispute or controversy shall not affect any rights or obligations under this Agreement. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

           12. Waiver; Amendment. The failure of either party to enforce, or any delay in enforcing, any rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement can be amended only by written instrument signed by each party hereto and no course of dealing or practice or failure to enforce or delay in enforcing any rights hereunder may be claimed to have effected an amendment of this Agreement.

           13. Singular Contract. This Agreement is a singular agreement between the Executive and the Company, and is not part of a general "plan" or "program" for employees as a group. This Agreement shall, under no circumstances, be deemed to be an "employee welfare benefit plan" or an "employee pension benefit plan" as defined in the Employee Retirement Income Security Act of 1974 (hereinafter referred to as "ERISA"). Notwithstanding, the Company may submit a letter to the Department of Labor indicating the possible establishment of a so-called unfunded "top hat" plan for the benefit of a select group of management and highly compensated employees to avoid the costs and uncertainties which may occur in the event of a Department of Labor audit and challenge relative to compliance with any allegedly applicable provisions of ERISA. The Executive specifically acknowledges and agrees that the filing of the so-called "top hat" letter notice by the Company shall not be construed or interpreted as an admission on the part of the Company that this Agreement constitutes an ERISA plan, and the Company hereby categorically states, and the Executive hereby agrees, that this Agreement is an ad hoc individual contract with the Executive.

           14. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by first-class, registered or certified mail or hand-delivered to the Executive at the last residence address he has provided to the Company or, in the case of the Company, at its principal executive offices to the attention of the Corporate Secretary.

           15. Titles and Captions. The section and paragraph titles and captions contained herein are for convenience only and shall not be held to explain, modify, amplify, or aid in the interpretation, construction or meaning of the provisions of this Agreement.

           16. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. In the event that any provisions of this Agreement shall be held to be invalid, the other provisions hereof shall remain in full force and effect.

           17. Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous oral or written agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

WITNESS                                     THE EXECUTIVE:


/s/ Mark A. Devine                          /s/ Vincent C. Bisceglia
----------------------------                ----------------------------
                                            Vincent C. Bisceglia


                                            THE COMPANY:

WITNESS:                                    NorthEast Optic Network, Inc.


/s/ Arthur W. Adelberg                      /s/ F. Michael McClain
----------------------------                ----------------------------
                                            By: F. Michael McClain
                                                Member of the Board of Directors
                                                and Authorized Signatory